Exhibit 99.3

NEWS RELEASE
Visteon Files Amended Plan of Reorganization and Disclosure Statement
VAN BUREN TOWNSHIP, Mich., March 15, 2010 — Visteon Corporation (OTC: VSTNQ) today filed an amended plan of reorganization and disclosure statement with the U.S. Bankruptcy Court, reflecting the company’s improved operating and financial performance, as well as recovering industry and market conditions. Under the amended plan, Visteon would retain its U.S. defined benefit pension plans and provide recoveries to unsecured creditors, including bondholders and trade creditors.
The amended plan has the express and unanimous support of the ad hoc committee of term loan holders, as well as the support of other significant term lenders with aggregate holdings of approximately 74 percent of the term lenders’ secured claim. Under the amended plan, the term lenders’ entire $1.629 billion secured claim will be converted to equity, which would leave the reorganized company virtually free of debt in the U.S. The company believes that its pro forma balance sheet will position it to enhance customer relationships and participate in a rapidly changing global market.
The company also has been having ongoing discussions with an ad hoc group of its pre-petition bondholders regarding an alternative plan of reorganization that would be predicated on a backstopped rights offering for the equity of the reorganized company. To date, the company has not received a proposal that it considers acceptable. Nonetheless, the company has not terminated these discussions and has advised the ad hoc group it is receptive to reviewing any proposals.
Under the amended plan, the term lenders will receive 85 percent of the common stock in reorganized Visteon. Holders of Visteon’s 12.25 percent senior notes will receive their pro rata share of approximately 6 percent of the common stock (representing a recovery of more than 50 percent of the face value of their claims). Holders of Visteon’s other unsecured notes and non-trade claims will receive their pro rata share of approximately 9 percent of the common stock (representing a recovery of approximately 20 percent of the face value of their claims). Trade creditors will receive cash in an amount equal to their pro rata share of $23.9 million, an approximately 50 percent recovery. Although these distributions are a significant improvement over the proposed distributions in the originally filed plan of reorganization, the amended plan still leaves the bondholders and other general unsecured creditors substantially impaired. As such, the amended plan does not provide for any recovery to holders of Visteon’s equity securities.
The company intends to seek approval of its amended disclosure statement at a hearing scheduled for April 13 in the U.S. Bankruptcy Court for the District of Delaware. If the disclosure statement is approved, the company will begin soliciting acceptances of the amended plan of reorganization immediately thereafter and seek its confirmation by the court.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 25 countries and employs approximately 29,500 people.

Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient “exit” financing; maintaining normal terms with our vendors and service providers during and after the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009).
The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.
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are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Michael Lewis
734-710-5557	734-710-5800
jfishe89@visteon.com	investor@visteon.com